Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111736) of Corporate Office Properties Trust of our report dated June 28, 2007 relating to the financial statements and supplemental schedule of the Corporate Office Properties, L.P. Employee Retirement Savings Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP

Baltimore, MD
June 28, 2007